UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No. 3)

HashiCorp, Inc.

(Name of Issuer)

Class A common stock, par value $0.000015 per share

(Title of Class of Securities)

418100103

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV Capital V L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 9,444,116 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 9,444,116 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,444,116 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.7% of Common Stock (5.7% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments, L.L.C., GGV VII Plus Investments, L.L.C., GGV Capital V L.L.C., GGV Capital Select L.L.C., GGV Capital VII L.L.C., GGV Capital VII Plus L.L.C., GGV Capital LLC, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class B Common Stock held directly by GGV Capital V L.P. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P.

(3)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV Capital V Entrepreneurs Fund L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 346,599 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 346,599 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 346,599 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.2% of Common Stock (0.2% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class B Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V Entrepreneurs Fund L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V Entrepreneurs Fund L.P.

(3)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV Capital Select L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 6,753,732 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 6,753,732 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,753,732 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 3.3% of Common Stock (4.1% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 476,666 shares of Class A Common Stock and (ii) 6,277,066 shares of Class B Common Stock held directly by GGV Capital Select L.P. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P. As such, GGV Capital Select L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P. GGV Capital Select L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital Select L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.

(3)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV VII Investments L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 864,448 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 864,448 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 864,448 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.4% of Common Stock (0.5% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class B Common Stock held directly by GGV VII Investments L.L.C. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C. As such, GGV Capital VII L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV VII Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Investments L.L.C. GGV VII Investments L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital VII L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV VII Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Investments L.L.C.

(3)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV VII Plus Investments L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 835,632 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 835,632 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 835,632 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.4% of Common Stock (0.5% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class B Common Stock held directly by GGV VII Plus Investments L.L.C. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. As such, GGV Capital VII Plus L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Plus Investments L.L.C. GGV VII Plus Investments L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital VII Plus L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Plus Investments L.L.C.

(3)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV Capital V L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 9,964,867 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 9,964,867 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,964,867 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 4.9% of Common Stock (6.0% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 174,152 shares of Class A Common Stock held directly by GGV Capital V L.L.C.; (ii) 9,444,116 shares of Class B Common Stock held directly by GGV Capital V L.P.; and (iii) 346,599 shares of Class B Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneur Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P. and GGV Capital V L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P. and GGV Capital V L.L.C.

(3)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV Capital Select L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 6,753,732 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 6,753,732 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,753,732 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 3.3% of Common Stock (4.1% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 476,666 shares of Class A Common Stock and (ii) 6,277,066 shares of Class B Common Stock held directly by GGV Capital Select L.P. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P. As such, GGV Capital Select L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P. GGV Capital Select L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital Select L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P.

(3)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV Capital VII L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 864,448 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 864,448 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 864,448 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.4% of Common Stock (0.5% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class B Common Stock held directly by GGV VII Investments L.L.C. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C. As such, GGV Capital VII L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV VII Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Investments L.L.C. GGV VII Investments L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital VII L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV VII Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Investments L.L.C.

(3)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV Capital VII Plus L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 835,632 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 835,632 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 835,632 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.4% of Common Stock (0.5% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class B Common Stock held directly by GGV VII Plus Investments L.L.C. Each share of Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share-for-share basis. GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. As such, GGV Capital VII Plus L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Plus Investments L.L.C. GGV VII Plus Investments L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital VII Plus L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Plus Investments L.L.C.

(3)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons GGV Capital LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power
	6.	Shared Voting Power 8,172 shares (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 8,172 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,172 shares (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0% of Common Stock (0.0% of Class A Common Stock) (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of shares of Class A Common Stock held directly by GGV Capital LLC. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital LLC. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital LLC and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital LLC.

(3)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons Jixun Foo
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Singapore

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 365,257 shares (2)
	6.	Shared Voting Power 18,426,851 shares (3)
	7.	Sole Dispositive Power 365,257 shares (2)
	8.	Shared Dispositive Power 18,426,851 shares (3)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 18,792,108 shares (2) (3)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 9.3% of Common Stock (10.8% of Class A Common Stock) (4)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes 365,257 shares of Class A Common Stock held directly by Jixun Foo.

(3)	Includes (i) 9,444,116 shares of Class B Common Stock held directly by GGV Capital V L.P.; (ii) 346,599 shares of Class B Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.; (iii) 476,666 shares of Class A Common Stock held directly by GGV Capital Select L.P.; (iv) 6,277,066 shares of Class B Common Stock held directly by GGV Capital Select L.P.; (v) 864,448 shares of Class B Common Stock held directly by GGV VII Investments LLC; (vi) 835,632 shares of Class B Common Stock held directly by GGV VII Plus Investments LLC; (vii) 174,152 shares of Class A Common Stock held by GGV Capital V L.L.C.; and (viii) 8,172 shares of Class A Common Stock held by GGV Capital LLC. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P., GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C., and GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. Jixun Foo is a Managing Director of GGV Capital V L.L.C., GGV Capital Select L.L.C. GGV Capital VII L.L.C., GGV Capital VII Plus L.L.C and GGV Capital LLC. As such, Jixun Foo has shared power to direct the voting and disposition of the shares owned by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C., GGV VII Plus Investments L.L.C., GGV Capital V L.L.C. and GGV Capital LLC and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C., GGV VII Plus Investments L.L.C., GGV Capital V L.L.C. and GGV Capital LLC.

(4)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons Glenn Solomon
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 416,294 shares (2)
	6.	Shared Voting Power 18,426,851 shares (3)
	7.	Sole Dispositive Power 416,294 shares (2)
	8.	Shared Dispositive Power 18,426,851 shares (3)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 18,843,145 shares Common Stock (2) (3)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 9.3% of Common Stock (10.8% of Class A Common Stock) (4)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 8,376 shares of Class A Common Stock held directly by Glenn Solomon and (ii) 407,918 shares of Class A Common Stock held in family trusts of which Glenn Solomon is a trustee.

(3)	Includes (i) 9,444,116 shares of Class B Common Stock held directly by GGV Capital V L.P.; (ii) 346,599 shares of Class B Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.; (iii) 476,666 shares of Class A Common Stock held directly by GGV Capital Select L.P.; (iv) 6,277,066 shares of Class B Common Stock held directly by GGV Capital Select L.P.; (v) 864,448 shares of Class B Common Stock held directly by GGV VII Investments LLC; (vi) 835,632 shares of Class B Common Stock held directly by GGV VII Plus Investments LLC; (vii) 174,152 shares of Class A Common Stock held by GGV Capital V L.L.C.; and (viii) 8,172 shares of Class A Common Stock held by GGV Capital LLC. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P., GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C., and GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. Glenn Solomon is a Managing Director of GGV Capital V L.L.C., GGV Capital Select L.L.C. GGV Capital VII L.L.C., GGV Capital VII Plus L.L.C and GGV Capital LLC. As such, Glenn Solomon has shared power to direct the voting and disposition of the shares owned by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C., GGV VII Plus Investments L.L.C., GGV Capital V L.L.C. and GGV Capital LLC and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C., GGV VII Plus Investments L.L.C., GGV Capital V L.L.C. and GGV Capital LLC.

(4)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons Jenny Hong Wei Lee
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Singapore

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 395,590 shares (2)
	6.	Shared Voting Power 18,426,851 shares (3)
	7.	Sole Dispositive Power 395,590 shares (2)
	8.	Shared Dispositive Power 18,426,851 shares (3)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 18,822,441 shares (2)(3)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 9.3% of Common Stock (10.8% of Class A Common Stock) (4)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes 395,590 shares of Class A Common Stock held in a family trust of which Jenny Hong Wei Lee is a trustee.

(3)	Includes (i) 9,444,116 shares of Class B Common Stock held directly by GGV Capital V L.P.; (ii) 346,599 shares of Class B Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.; (iii) 476,666 shares of Class A Common Stock held directly by GGV Capital Select L.P.; (iv) 6,277,066 shares of Class B Common Stock held directly by GGV Capital Select L.P.; (v) 864,448 shares of Class B Common Stock held directly by GGV VII Investments LLC; (vi) 835,632 shares of Class B Common Stock held directly by GGV VII Plus Investments LLC; (vii) 174,152 shares of Class A Common Stock held by GGV Capital V L.L.C.; and (viii) 8,172 shares of Class A Common Stock held by GGV Capital LLC. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P., GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C., and GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. Jenny Hong Wei Lee is a Managing Director of GGV Capital V L.L.C., GGV Capital Select L.L.C. GGV Capital VII L.L.C., GGV Capital VII Plus L.L.C and GGV Capital LLC. As such, Jenny Hong Wei Lee has shared power to direct the voting and disposition of the shares owned by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C., GGV VII Plus Investments L.L.C., GGV Capital V L.L.C. and GGV Capital LLC and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C., GGV VII Plus Investments L.L.C., GGV Capital V L.L.C. and GGV Capital LLC.

(4)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons Jeffrey Gordon Richards
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 361,464 shares (2)
	6.	Shared Voting Power 18,426,851 shares (3)
	7.	Sole Dispositive Power 361,464 shares (2)
	8.	Shared Dispositive Power 18,426,851 shares (3)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 18,788,315 shares (2)(3)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 9.3% of Common Stock (10.8% of Class A Common Stock) (4)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes 361,464 shares of Class A Common Stock held in family trusts of which Jeffrey Gordon Richards is a trustee.

(3)	Includes (i) 9,444,116 shares of Class B Common Stock held directly by GGV Capital V L.P.; (ii) 346,599 shares of Class B Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.; (iii) 476,666 shares of Class A Common Stock held directly by GGV Capital Select L.P.; (iv) 6,277,066 shares of Class B Common Stock held directly by GGV Capital Select L.P.; (v) 864,448 shares of Class B Common Stock held directly by GGV VII Investments LLC; (vi) 835,632 shares of Class B Common Stock held directly by GGV VII Plus Investments LLC; (vii) 174,152 shares of Class A Common Stock held by GGV Capital V L.L.C.; and (viii) 8,172 shares of Class A Common Stock held by GGV Capital LLC. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P., GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C., and GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. Jeffrey Gordon Richards is a Managing Director of GGV Capital V L.L.C., GGV Capital Select L.L.C. GGV Capital VII L.L.C., GGV Capital VII Plus L.L.C and GGV Capital LLC. As such, Jeffrey Gordon Richards has shared power to direct the voting and disposition of the shares owned by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C., GGV VII Plus Investments L.L.C., GGV Capital V L.L.C. and GGV Capital LLC and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C., GGV VII Plus Investments L.L.C., GGV Capital V L.L.C. and GGV Capital LLC.

(4)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

1.	Names of Reporting Persons Hans Tung
2.	Check the Appropriate Box if a Member of a Group (see instructions)
(a) ☐
(b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 429,844 shares (2)
	6.	Shared Voting Power 18,426,851 shares (3)
	7.	Sole Dispositive Power 429,844 shares (2)
	8.	Shared Dispositive Power 18,426,851 shares (3)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 18,856,695 shares (2)(3)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 9.3% of Common Stock (10.8% of Class A Common Stock) (4)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 352,478 shares of Class A Common Stock held directly by Hans Tung and (ii) 77,366 shares of Class A Common Stock held in a family trust of which Hans Tung is a trustee.

(3)	Includes (i) 9,444,116 shares of Class B Common Stock held directly by GGV Capital V L.P.; (ii) 346,599 shares of Class B Common Stock held directly by GGV Capital V Entrepreneurs Fund L.P.; (iii) 476,666 shares of Class A Common Stock held directly by GGV Capital Select L.P.; (iv) 6,277,066 shares of Class B Common Stock held directly by GGV Capital Select L.P.; (v) 864,448 shares of Class B Common Stock held directly by GGV VII Investments LLC; (vi) 835,632 shares of Class B Common Stock held directly by GGV VII Plus Investments LLC; (vii) 174,152 shares of Class A Common Stock held by GGV Capital V L.L.C.; and (viii) 8,172 shares of Class A Common Stock held by GGV Capital LLC. GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P., GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C., and GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. Hans Tung is a Managing Director of GGV Capital V L.L.C., GGV Capital Select L.L.C. GGV Capital VII L.L.C., GGV Capital VII Plus L.L.C and GGV Capital LLC. As such, Hans Tung has shared power to direct the voting and disposition of the shares owned by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C., GGV VII Plus Investments L.L.C., GGV Capital V L.L.C. and GGV Capital LLC and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P., GGV Capital Select L.P., GGV VII Investments L.L.C., GGV VII Plus Investments L.L.C., GGV Capital V L.L.C. and GGV Capital LLC.

(4)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of the Class A common stock, par value $0.000015 per share of HashiCorp, Inc. (the “Issuer”).

Item 1(a).	Name of Issuer: HashiCorp, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Officers:

101 Second Street, Suite 700
San Francisco, California 94105

Item 2(a).	Name of Person(s) Filing:

GGV Capital V L.P.

GGV Capital V Entrepreneurs Fund L.P.

GGV Capital Select L.P.

GGV VII Investments L.L.C.

GGV VII Plus Investments L.L.C.

GGV Capital V L.L.C.

GGV Capital Select L.L.C.

GGV Capital VII L.L.C.

GGV Capital VII Plus L.L.C.

GGV Capital LLC

Jixun Foo

Glenn Solomon

Jenny Hong Wei Lee

Jeffrey Gordon Richards

Hans Tung

Item 2(b).	Address of Principal Business Office:

GGV Capital

3000 Sand Hill Road, Suite 4-230

Menlo Park, California    94025

United States of America

Item 2(c).	Citizenship or Place of Organization:

Name		Citizenship or Place of Organization
1.	GGV Capital V L.P.	Delaware, United States of America
2.	GGV Capital V Entrepreneurs Fund L.P.	Delaware, United States of America
3.	GGV Capital Select L.P.	Delaware, United States of America
4.	GGV VII Investments L.L.C.	Cayman Islands
5.	GGV VII Plus Investments L.L.C.	Cayman Islands
6.	GGV Capital V L.L.C.	Delaware, United States of America
7.	GGV Capital Select L.L.C.	Delaware, United States of America
8.	GGV Capital VII L.L.C.	Cayman Islands
9.	GGV Capital VII Plus L.L.C.	Cayman Islands
10.	GGV Capital LLC	Cayman Islands
11.	Jixun Foo	Singapore
12.	Glenn Solomon	United States of America
13.	Jenny Hong Wei Lee	Singapore
14.	Jeffrey Gordon Richards	United States of America
15.	Hans Tung	United States of America

CUSIP No. 418100103	13G

Item 2(d).	Title of Class of Securities: Class A Common Stock, par value $0.000015 per share

Item 2(e).	CUSIP Number: 418100103

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

Item 4(c).	Number of shares as to which such persons have:

The following information with respect to the ownership of Common Stock of the Issuer by the Reporting Persons filing this statement on Schedule 13G is provided as of September 30, 2024:

Reporting Persons	Shares Held Directly (1)	Sole Voting and Dispositive Power	Shared Voting and Dispositive Power	Beneficial Ownership	Percentage of Total Common Stock (3)	Percentage of Class A Common Stock (3)
GGV Capital V L.P.	9,444,116	0	9,444,116	9,444,116	4.7%	5.7%
GGV Capital V Entrepreneurs Fund L.P.	346,599	0	346,599	346,599	0.2%	0.2%
GGV Capital Select L.P.	6,753,732	0	6,753,732	6,753,732	3.3%	4.1%
GGV VII Investments L.L.C.	864,448	0	864,448	864,448	0.4%	0.5%
GGV VII Plus Investments L.L.C.	835,632	0	835,632	835,632	0.4%	0.5%
GGV Capital V L.L.C. (2)	174,152	0	9,964,867	9,964,867	4.9%	6.0%
GGV Capital Select L.L.C. (2)	0	0	6,753,732	6,753,732	3.3%	4.1%
GGV Capital VII L.L.C. (2)	0	0	864,448	864,448	0.4%	0.5%
GGV Capital VII Plus L.L.C. (2)	0	0	835,632	835,632	0.4%	0.5%
GGV Capital LLC	8,172	0	8,172	8,172	0.0%	0.0%
Jixun Foo (2)	365,257	365,257	18,426,851	18,792,108	9.3%	10.8%
Glenn Solomon (2)	416,294	416,294	18,426,851	18,843,145	9.3%	10.8%
Jenny Hong Wei Lee (2)	395,590	395,590	18,426,851	18,822,441	9.3%	10.8%
Jeffrey Gordon Richards (2)	361,464	361,464	18,426,851	18,788,315	9.3%	10.8%
Hans Tung (2)	429,844	429,844	18,426,851	18,856,695	9.3%	10.8%

(1)	Represents an aggregate of 2,627,439 shares of Class A Common Stock and 17,767,861 shares of Class B Common Stock currently held by the Reporting Persons.

(2)	GGV Capital V L.L.C. serves as the General Partner of GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. As such, GGV Capital V L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital V L.P. and GGV Capital V Entrepreneur Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.P. and GGV Capital V Entrepreneurs Fund L.P. GGV Capital Select L.L.C. serves as the General Partner of GGV Capital Select L.P. As such, GGV Capital Select L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital Select L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital Select L.P. GGV Capital Select L.L.C. owns no securities of the Issuer directly. GGV Capital VII L.L.C. serves as the Manager of GGV VII Investments L.L.C. As such, GGV Capital VII L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV VII Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Investments L.L.C. GGV Capital VII L.L.C. owns no securities of the Issuer directly. GGV Capital VII Plus L.L.C. serves as the Manager of GGV VII Plus Investments L.L.C. As such, GGV Capital VII Plus L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV VII Plus Investments L.L.C. and may be deemed to have indirect beneficial ownership of the shares held by GGV VII Plus Investments L.L.C. GGV Capital VII Plus L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital V L.L.C., GGV Capital Select L.L.C. and GGV Capital LLC. As such, they may be deemed to have indirect beneficial ownership of the shares held by GGV Capital V L.L.C., GGV Capital V L.P., GGV Capital V Entrepreneurs Fund L.P. GGV Capital Select L.P. and GGV Capital LLC. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Capital VII L.L.C. and GGV Capital VII Plus L.L.C. As such, they may be deemed to have indirect beneficial ownership of the shares held by GGV VII Investments L.L.C. and GGV VII Plus Investments L.L.C.

(3)	These percentages are based on a total of 202,894,373 shares of Common Stock (156,935,125 shares of Class A Common Stock and 45,959,248 shares of Class B Common Stock) outstanding as of August 23, 2024, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on August 29, 2024. In the case of the percentage of Class A Common Stock beneficially owned by the Reporting Person, the shares of Class B Common Stock held by the Reporting Person only are treated as converted into Class A Common Stock.

CUSIP No. 418100103	13G

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

CUSIP No. 418100103	13G

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2024

GGV Capital V L.P.
GGV CAPITAL V ENTREPRENEURS FUND L.P.
BY: GGV Capital V L.L.C.
ITS: General Partner

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV Capital V L.L.C.

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV CAPITAL SELECT L.P.
BY: GGV Capital SELECT L.L.C.
ITS: General Partner

By:	/s/ Terence Jen
Terence Jen
Attorney-in-Fact

GGV Capital SELECT L.L.C.

By:	/s/ Terence Jen
Terence Jen
Attorney-in-Fact

GGV VII INVESTMENTS L.L.C.
BY: GGV Capital Vii L.L.C.
ITS: MANAGER

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV VII PLUS INVESTMENTS L.L.C.
BY: GGV Capital Vii PLUS L.L.C.
ITS: MANAGER

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

CUSIP No. 418100103	13G

GGV Capital LLC

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

/s/ Jixun Foo
Jixun Foo

/s/ Glenn Solomon
Glenn Solomon

/s/ Jenny Hong Wei Lee
Jenny Hong Wei Lee

/s/ Jeffrey Gordon Richards
Jeffrey Gordon Richards

/s/ Hans Tung
Hans Tung

Exhibit(s):

Exhibit 99.1:	Joint Filing Statement